                                                                    EXHIBIT 2.2




                                DYNAMEX INC.

                             PURCHASE OF SHARES

                                     OF

                     ZIPPER TRANSPORTATION SERVICES LTD.

                                     AND

                          K.H.B. & ASSOCIATES LTD.

                                    FROM

                    KENNETH H. BISHOP AND BRUCE W. BISHOP


- --------------------------------------------------------------------------------


                          SHARE PURCHASE AGREEMENT


- --------------------------------------------------------------------------------

                                June 3, 1996




                                 SMITH LYONS

                                   I N D E X

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
PARTIES                                                                                                                 1

RECITALS                                                                                                                2

ARTICLE ONE - DEFINITIONS

Section 1.01     Definitions                                                                                            2
Section 1.02     Schedules                                                                                              6


ARTICLE TWO - PURCHASE AND SALE OF SHARES

Section 2.01     Agreement to Purchase                                                                                  6
Section 2.02     Investigation                                                                                          6
Section 2.03     Documents and Data                                                                                     7
Section 2.04     Announcements                                                                                          7


ARTICLE THREE - PURCHASE PRICE

Section 3.01     Amount of Purchase Price                                                                               7
Section 3.02     Payment of Purchase Price                                                                              8
Section 3.03     Purchase Price Adjustment                                                                              8


ARTICLE FOUR - CLOSING ARRANGEMENTS

Section 4.01     Closing                                                                                                8
Section 4.02     Closing Procedures                                                                                     9
Section 4.03     Termination of Agreement                                                                              10


ARTICLE FIVE - CONDITIONS OF CLOSING

Section 5.01     Conditions for the Purchaser's Benefit                                                                10
Section 5.02     Conditions for the Vendors' Benefit                                                                   13


ARTICLE SIX - REPRESENTATIONS, WARRANTIES AND INDEMNITIES

Section 6.01     Representations and Warranties of K. Bishop                                                           14
Section 6.02     Representations and Warranties of B. Bishop                                                           24
Section 6.03     Representations and Warranties of the Purchaser                                                       24
Section 6.04     Indemnification                                                                                       25
Section 6.05     Non-Merger                                                                                            27

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
ARTICLE SEVEN - DYNAMEX OFFERING

Section 7.01     Resale Registration                                                                                   27
Section 7.02     Lock Up Agreement                                                                                     28
Section 7.03     Indemnification with respect to Securities Laws                                                       29
Section 7.04     Management Co-operation                                                                               29
Section 7.05     Material Change                                                                                       29


ARTICLE EIGHT - ADDITIONAL COVENANTS OF THE PARTIES

Section 8.01     Continuity of Senior Personnel                                                                        30
Section 8.02     Continuity of Customers and Suppliers                                                                 30
Section 8.03     Interim Period                                                                                        30
Section 8.04     1995 Tax Returns                                                                                      30


ARTICLE NINE - GENERAL

Section 9.01     Interpretation                                                                                        30
Section 9.02     Further Assurances                                                                                    31
Section 9.03     Entire Agreement                                                                                      31
Section 9.04     Invalidity of Provisions                                                                              31
Section 9.05     Applicable Law                                                                                        31
Section 9.06     Notices                                                                                               31
Section 9.07     Successors and Assigns                                                                                32
Section 9.08     Assignment by Dynamex                                                                                 32
Section 9.09     Remedies Cumulative                                                                                   33
Section 9.10     Counterparts                                                                                          33

EXECUTION                                                                                                              33




                                      2.

                 THIS AGREEMENT made as of the 3rd day of June, 1996.


B E T W E E N:

                                        KENNETH H. BISHOP, of the City of
                                        Winnipeg, Province of Manitoba

                                        (hereinafter referred to as "K. Bishop")

                                                               OF THE FIRST PART


                                        - and -


                                        BRUCE W. BISHOP, of the City of
                                        Winnipeg, Province of Manitoba

                                        (hereinafter referred to as "B. Bishop")

                                                              OF THE SECOND PART

                                        (the said K. Bishop and B. Bishop
                                        hereinafter referred to collectively as
                                        the "Vendors")


                                        - and -


                                        DYNAMEX INC., a corporation
                                        incorporated under the laws of the
                                        State of Delaware

                                        (hereinafter referred to as the
                                        "Purchaser")

                                                               OF THE THIRD PART


                                        - and -

                                       2.


                                        ZIPPER TRANSPORTATION SERVICES LTD., a
                                        corporation incorporated under the laws
                                        of Manitoba

                                        (hereinafter referred to as "Zipper")

                                                              OF THE FOURTH PART

                                        - and -


                                        K.H.B. & ASSOCIATES LTD., a corporation
                                        incorporated under the laws of Manitoba

                                        (hereinafter referred to as "K.H.B.")

                                                               OF THE FIFTH PART



                 WHEREAS K. Bishop is the registered and beneficial owner of 1,000,000 Common Shares; 484,250 Class A Preference Shares; and 815,750 Class B Preference Shares of K.H.B.;

                 AND WHEREAS B. Bishop is the registered and beneficial owner of 119,000 Class C Preference Shares of Zipper;

                 AND WHEREAS K.H.B. is the registered and beneficial owner of 1,000,000 Common Shares in the capital Stock of Zipper, being all of the issued and outstanding shares of Zipper;

                 AND WHEREAS the Vendors wish to sell and the Purchaser wishes to purchase directly or indirectly all of the issued and outstanding shares of Zipper.

                 NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

                                  ARTICLE ONE

                                  DEFINITIONS

Section 1.01 Definitions: In this Agreement, the recitals and the Schedules and in any amendments hereto, unless the context otherwise requires or unless otherwise defined in any such Schedule or amendment, the following words and phrases shall have the meanings set forth after them:

                                       3.


         (a) "Affiliate" and "Associate" have the meanings ascribed thereto in The Corporations Act (Manitoba);

         (b) "Agreement" means this agreement and all Schedules and all instruments supplemental hereto or in amendment or confirmation hereof, and "hereof", "hereto", "hereunder" and similar expressions, mean and refer to this Agreement as a whole and not to any particular Article or section or subsection, and "Article" or "section" or "subsection" or "paragraph" mean and refer to the specified Article or section or subsection or paragraph of this Agreement;

         (c) "Assets" means the undertaking and all property, assets and rights of Zipper of every kind and description and wheresoever situated, including without limitation, all goodwill, know-how, Intellectual Property, customer lists, supplier lists, all machinery, equipment, furnishings, and the Leased Property;

         (d)     "Auditors" means Deloitte & Touche, Winnipeg, Manitoba;

         (e) "Business" means the business of ground courier messenger services carried on by Zipper, and the ancillary businesses of
                 (i) a postal outlet and packaging operation in Winnipeg under the name Zip-Pak-N-Fly and the franchising of two businesses in Regina and Saskatoon;

         (f) "Business Day" means any day other than Saturday, Sunday and statutory holidays in the Province of Ontario or the Province of Manitoba;

         (g) "Claims" has the meaning ascribed thereto in section 6.04 hereof;

         (h) "Closing" means the closing of the purchase and sale of the Purchased Shares as contemplated hereunder;

         (i)     "Closing Date" means:

                 (i)      the date of closing of the Offering; or

                (ii) such other date as may be agreed to in writing by the parties hereto.

         (j) "Contract" means any agreement, obligation, license, joint venture agreement, contract, understanding, commitment, engagement, indenture or instrument to which either Zipper or K.H.B. is a party or by which any one or more of them is bound, whether written or oral, including, without limitation, all uncompleted orders from customers;

         (k) "Dynamex Shares" means the common shares of the Purchaser to be issued to the Vendors as partial payment of the Purchase Price;

                                       4.


         (l) "Employees" means the employees of Zipper employed on the date of this Agreement or, as the case may be, on the Closing Date including those on pregnancy or sick leave, temporary lay-off or short term or long term disability; but does not mean independent driver-contractors employed by Zipper in connection with the Business;

         (m) "Intellectual Property" means patents, patent applications, inventions, designs, registered designs, applications to register designs, registered and unregistered copyright and applications to register copyright, trade secrets, confidential information, know-how, trade names, registered and unregistered trade marks and applications to register trade marks, personality rights, goodwill and other proprietary rights, throughout the world;

         (n) "Interim Period" means the period commencing on January 1, 1996 and terminating on the Closing Date;

         (o) "K.H.B. & Associates Ltd. Consolidated Financial Statements" means the consolidated financial statements of K.H.B. and Zipper for the twelve-month period ended on December 31st, 1995, prepared at the expense of the Purchaser and in accordance with generally accepted accounting principles applied on a basis consistent with the previous fiscal period, consisting of a balance sheet as at such date, and statements of earnings and retained earnings and of changes in financial position for such period, together with notes thereto as at such date including therein full particulars of all contingent liabilities considered material and the report of the Auditors thereon;

         (p) "K.H.B. Purchased Shares" means 1,000,000 Common Shares; 484,250 Class A Preference Shares; and 815,750 Class B Preference Shares of K.H.B.;

         (q) "Leased Property" means all of the lands and buildings leased by Zipper and used to carry on the Business including, without limitation, the leased real property listed in Schedule "I" hereto;

         (r) "Net Funded Indebtedness of Zipper" means all indebtedness of Zipper for borrowed money outstanding as at the Closing Date, including amounts outstanding under bank credit lines and term loans (but not including outstanding capital lease obligations), less the balance of the employee housing loan outstanding immediately prior to the payment of the pre-closing dividend pursuant to Section 5.01(l) of this Agreement;

         (s) "Offering" means the initial public offering of securities of the Purchaser pursuant to a Registration Statement on Form S-1 filed with the United States Securities and Exchange Commission;

                                       5.


         (t) "Person" means an individual, corporation, partnership, trust, trustee or any unincorporated organization, and words importing persons have a similar meaning;

         (u) "Purchase Price" means the aggregate purchase price set forth in Section 3.01;

         (v) "Purchased Shares" means the K.H.B. Purchased Shares and 119,000 Class C Preference Shares of Zipper;

         (w)     "Purchaser's Counsel" means Smith Lyons of Toronto, Ontario;

         (x) "Purchaser's Counsel's Closing Opinion" means an opinion of Purchaser's Counsel addressed to the Vendors and in form reasonably satisfactory to Vendors' Counsel;

         (y) "Schedules" means the schedules attached to and forming part of this Agreement;

         (z) "Shares" means all of the issued and outstanding shares in the capital of K.H.B. and in the capital of Zipper;

        (aa) "Subsidiary" means any subsidiary within the meaning of The Corporations Act (Manitoba); and Subsidiaries means all of the foregoing;

        (bb) "Taxes" means any taxes, levies, imposts, duties, or governmental fees including, without limitation, income, capital, transfer, business, property, excise, sales and use taxes and any interest or penalties thereon or in respect thereof;

        (cc)     "Underwriters" means William Blair & Co.;

        (dd)     "Vendors' Counsel" means Chapman Goddard Kagan of Winnipeg,
                 Manitoba;

        (ee) "Vendors' Counsel's Closing Opinion" means an opinion of Vendors' Counsel addressed to the Purchaser and in form reasonably satisfactory to Purchaser's Counsel; and

        (ff) "Working Capital of Zipper" means the current assets of Zipper as at the Closing Date, other than outstanding advances to K. Bishop and the outstanding portion of any employee housing loans as discharged by payment of the pre-closing dividend pursuant to Section 5.01(l) of this Agreement, from which shall be deducted current liabilities, other than Net Funded Indebtedness of Zipper and other than the outstanding portion of capital lease obligations as at the relevant date.

                                       6.


Section 1.02 Schedules: The following are the Schedules attached to and forming part of this Agreement:

              Schedule A1, A2  -                Non-Competition Agreements
              Schedule B1, B2  -                Employment Agreements
              Schedule C       -                Capital Structure
              Schedule D       -                Shareholders Agreements
              Schedule E       -                Non-Arm's Length Agreements
              Schedule F       -                Material Contracts
              Schedule G       -                Consents
              Schedule H       -                Encumbrances
              Schedule I       -                Real Property Leases
              Schedule J       -                Litigation
              Schedule K       -                Employment Matters
              Schedule L       -                Intellectual Property
              Schedule M       -                Licences and Permits
              Schedule N       -                Guarantees
              Schedule O       -                Bank Accounts


                                  ARTICLE TWO

                          PURCHASE AND SALE OF SHARES

Section 2.01 Agreement to Purchase: Subject to the terms and conditions of this Agreement and in reliance on the representations and warranties contained herein the Vendors shall sell and the Purchaser shall purchase the Purchased Shares on the Closing Date.

Section 2.02     Investigation:

         (a) Until the Closing Date, the Purchaser and its solicitors, accountants, appraisers and other advisers shall during business hours have reasonable access to the premises, books, and other records and data of Zipper and K.H.B.;

         (b) Until the Closing Date, there shall be made available to the Purchaser such documents and data whether in hard copy or machine readable form as the Purchaser may reasonably request relating to the Business and the Assets;

         (c) The Purchaser shall hold and shall cause to be held in confidence all information obtained from the Vendors, Zipper and K.H.B. both before and after the date hereof in connection with the transactions contemplated by this Agreement; and if for any reason the parties hereto do not complete the transaction contemplated by this Agreement, the Purchaser shall forthwith return to the Vendors all copies of any information, documents and data delivered in connection with the transactions contemplated by this Agreement, continue to hold such information in confidence and refrain from using such information to its advantage.

                                       7.



         (d) The obligation of the Purchaser contained in paragraph (c) above shall not apply to information provided by the Purchaser to regulatory authorities, information which is in the public domain, information which is otherwise known to the Purchaser, information which is disclosed to the Purchaser by a Person (other than any employee, agent or representative of the Purchaser) who did not come into possession of the information by improper or unlawful means or information the disclosure of which is required by law or a court of competent jurisdiction.

Section 2.03 Documents and Data: On the Closing Date, the Vendors shall deliver to the Purchaser, at the offices of Zipper all documents, or copies thereof, and other data, technical or otherwise, owned by Zipper and K.H.B. that relate to the Business, Zipper or K.H.B. and which are in the possession of the Vendors or their solicitors, accountants, appraisers and other advisers. Originals of all current articles of incorporation or amalgamation or similar documents, by-laws and resolutions of directors, executive or other committees of directors or shareholders, minutes or other records of meetings of directors, executive or other committees of directors or shareholders and share ledgers, registers or similar documents and corporate seals shall be delivered to the Purchaser on the Closing Date. The Vendors shall not retain any such documents or other records or copies thereof whether in hard copy or machine readable form.

Section 2.04 Announcements: All public announcements about the transactions provided for herein or contemplated hereby, or about the termination of this Agreement prior to the Closing Date for any reason, shall be approved as to form, content and timing by the Vendors and the Purchaser.


                                 ARTICLE THREE

                                 PURCHASE PRICE

Section 3.01 Amount of Purchase Price: The aggregate purchase price payable by the Purchaser for the Purchased Shares (the "Purchase Price") shall be the sum of Three Million One Hundred and Nineteen Thousand Dollars ($3,119,000.00), allocated as follows between the Vendors:

         (a) for the K.H.B. Purchased Shares, the sum of Two Million Nine Hundred and Ninety-five Thousand, Four Hundred and Eleven Dollars ($2,995,411.00); and

         (b) for the 119,000 Class C Preference Shares of Zipper, the sum of One Hundred and Twenty-three Thousand Five Hundred and Eighty-nine Dollars ($123,589.00)

                                       8.


Section 3.02 Payment of Purchase Price: The Purchaser shall pay and satisfy the Purchase Price as follows:

         (a) the sum of $2,495,200.00, payable to the Vendors or to their order by way of certified cheque, bank draft or wire transfer in the following amounts:

                 K. Bishop        -        $2,371,611.00

                 B. Bishop        -        $  123,589.00

         (b) by the issuance of the Dynamex Shares for an aggregate share price (calculated as at the closing of the Offering), equal to $623,800.00, so as to provide K. Bishop with Dynamex Shares having an aggregate value in the amount of $623,800.00

Section 3.03     Purchase Price Adjustment:  To the extent that

         (i) the Net Funded Indebtedness of Zipper as at the Closing Date exceeds or is less than $445,000; and

         (ii) the Working Capital of Zipper as at the Closing Date exceeds or is less than the sum of $550,000;

the cash portion of the purchase price payable to K. Bishop referred to in
Section 3.02(a) above shall be either increased or reduced by the amount of such surplus or deficiency. Unless otherwise agreed to by the Purchaser and the Vendors, the determination of such surplus or deficiency shall be made by the Auditors, whose determination shall be binding on the parties hereto but whose determination shall be consistent with the terms of this Agreement and the accounting policies applied and reflected in the K.H.B. & Associates Ltd. Consolidated Financial Statements. If the existence of such surplus or deficiency cannot be determined as at the Closing Date, the Auditors shall have thirty days from the Closing Date to determine whether or not such surplus or deficiency exists, and upon written notice from the Auditors to all the parties hereto that such surplus or deficiency exists, the Purchaser shall forthwith pay the amount of such surplus to K. Bishop in a proportionate basis or alternatively, K. Bishop shall forthwith reimburse to the Purchaser the amount of such deficiency on a proportionate basis.


                                  ARTICLE FOUR

                              CLOSING ARRANGEMENTS

Section 4.01 Closing: The closing of the transactions contemplated hereby shall take place on the Closing Date at the offices of the Vendors' Counsel, 1864 Portage Avenue, Winnipeg, Manitoba, R3J 0H2 or at such other place or time as may be approved by the Vendors and the Purchaser.

                                       9.


Section 4.02 Closing Procedures: At or before the Closing on the Closing Date, the parties shall take or cause to be taken all actions, steps and corporate proceedings necessary or desirable to validly and effectively approve or authorize the completion of the transactions contemplated hereby. Upon fulfilment of all the conditions set out in Section 5.01 that have not been waived in writing as therein provided, the Vendors shall deliver to the
Purchaser:

         (a) certificates representing the Purchased Shares duly endorsed in blank for transfer;

         (b)     the releases and resignations referred to in Section 5.01(f);

         (c)     the non-competition agreements referred to in Section 5.01(g);

         (d) the consents referred to in Section 5.01(i), other than the Canada Post contracts referred to therein;

         (e)     the employment contracts provided for in Section 5.01(k);

         (f) Vendors' Counsel's Closing Opinion, confirming the matters set forth in Section 6.01(a) and (b), and such other matters as may be reasonably requested by Purchaser's Counsel, in a form reasonably satisfactory to Purchaser's Counsel;

         (g)     any directions from the Vendors contemplated by Section
                 3.02(a); and

         (h) all other assurances, transfers, assignments, consents, certificates and all such other documents Purchaser's Counsel considers reasonably necessary or desirable to validly and effectively complete the consummation of the transactions contemplated hereby.

Upon fulfillment of all the conditions set out in Section 5.02 that have not been waived in writing as therein provided, the Purchaser shall deliver to the Vendors;

         (a)     the payments contemplated by Section 3.02(a);

         (b)     certificates representing the Dynamex Shares, in the name of
                 K. Bishop or to his order;

         (c) Purchaser's Counsel's Closing Opinion confirming the matters set forth in Section 6.02(a) and (b), and such other matters as may be reasonably requested by Vendors' Counsel, in a form reasonably satisfactory to Vendors' Counsel; and

         (d) all other assurances, transfers, assignments, consents, certificates and all such other documents Vendors' Counsel considers reasonably necessary or desirable to validly and effectively complete the consummation of the transactions contemplated hereby.

                                      10.


Section 4.03 Termination of Agreement: Notwithstanding any other provision of this Agreement:

         (a) if the Closing shall not have taken place on or before August 15, 1996, then at the sole discretion of the Vendors and upon notice to the Purchaser the Vendors may terminate this Agreement immediately and all of the obligations of the parties arising thereunder, other than the obligation of the Purchaser pertaining to the confidentiality of information provided to it or on its behalf, pursuant to Section 2.02 hereof; or

         (b) if at any time prior to August 15, 1996 the Purchaser acting reasonably shall determine that one or more of the conditions for its benefit set forth in Section 5.01 hereof shall not be satisfied, then at the sole discretion of the Purchaser and upon written notice to the Vendors the Purchaser may terminate this Agreement immediately and all of the obligations of the parties arising therefrom, other than:

                 (i) the obligation of the Purchaser pertaining to the confidentiality of information provided to it or on its behalf, pursuant to Section 2.02 hereof; or

                (ii) the obligation of the Vendors to indemnify the Purchaser pursuant to Section 7.05 hereof, arising solely from the failure of the Vendor to notify the Purchaser of a material adverse change in the Business with an adverse effect on the closing of the Offering, as set forth in Section 7.05.


                                  ARTICLE FIVE

                             CONDITIONS OF CLOSING

Section 5.01 Conditions for the Purchaser's Benefit: The Purchaser is not obliged to complete the transaction contemplated hereby unless, on the Closing Date, each of the following conditions has been satisfied, it being understood that these conditions are included for the exclusive benefit of the Purchaser and may be waived in writing in whole or in part by the Purchaser at any time:

         (a) Approvals: All necessary legal and corporate proceedings and approvals, regulatory or otherwise, applicable to the Business, Zipper, K.H.B. and the Vendors, shall have been taken or obtained to permit the parties to complete the transactions provided for herein.

         (b) Representations and Warranties: The representations and warranties of the Vendors set forth in this Agreement shall be true and correct on the Closing Date with the same force and effect as if made on and as of such date, and the Purchaser shall have received a certificate of the Vendors dated as of the Closing

                                      11.


                 Date, that the representations and warranties of the Vendors are true and correct as at the Closing Date with the same force and effect as if made on and as of such date.

         (c) Compliance: All of the terms, covenants and agreements set forth in this Agreement to be complied with or performed by the Vendors, Zipper or K.H.B. on or before the Closing Date shall have been complied with or performed by the Vendors, Zipper or K.H.B., as the case may be, in all respects on or before the Closing Date.

         (d) No Change: Except as disclosed or provided for in this Agreement and the Schedules hereto, or otherwise disclosed in writing by the Vendors to the Purchaser prior to the Closing Date, and except for the pre-closing dividends referred to in
                 Section 5.01(l) below, since December 31st, 1995:

                 (i) no material adverse change, financial or otherwise, in the condition of Zipper, K.H.B., the Business or the Assets shall have occurred;

                (ii) Zipper shall have operated the Business consistently with prior practices and shall not have made any material change to the Business from December 31st, 1995 to the Closing Date; and

               (iii) Zipper and K.H.B. shall not have declared or paid a dividend since December 31st, 1995 or made any other distribution to their shareholders in respect of their shares or effected any direct or indirect reduction of capital, redemption, purchase or other acquisition by them of any of their issued shares.

         (e) Certificate of No Change: The Purchaser shall have received a certificate of the Vendors dated as of the Closing Date that since December 31st, 1995 there has been no material adverse change, financial or otherwise, in the condition of Zipper, K.H.B., the Business or the Assets, except as disclosed in this Agreement or in the Schedules hereto or in the K.H.B. & Associates Ltd. Consolidated Financial Statements, or otherwise disclosed in writing by the Vendors to the Purchaser prior to the Closing Date.

         (f) Directors and Officers: At or before Closing, the Vendors and the other directors and senior officers of Zipper and K.H.B., shall have delivered to Zipper, K.H.B. and the Purchaser their personal releases of all or any contracts with or claims against Zipper and K.H.B., as the case may be, for the period ending on the Closing Date, excepting those matters in relation to which the Vendors are entitled to an indemnity from the Purchaser under Section 5.02(f)(ii) hereof; and such directors and senior officers of Zipper and K.H.B. as designated in writing by the Purchaser shall have delivered signed written resignations of their respective positions.

                                      12.


         (g) Non-Competition Agreements: The Vendors shall have delivered to the Purchaser non-competition agreements in the form of the agreements attached hereto as Schedules A1 and A2.

         (h) Vendor's Counsel's Closing Opinion: The Purchaser shall have received the Vendors' Counsel's Closing Opinion in form reasonably satisfactory to Purchaser's Counsel.

         (i) Consents: Except in respect to the Canada Post contracts referred to on Schedule G, Zipper shall have received the consents referred to in Schedule G to the change of ownership of Zipper.

         (j)     Offering: The Purchaser shall have closed the Offering.

         (k) Employment Contracts: B. Bishop and E. Walker shall have entered into employment contracts with the Purchaser in the form of the employment contracts annexed hereto as Schedules B1 and B2.

         (l) Pre-closing Dividends: On or prior to Closing Zipper shall have declared and paid a dividend to K.H.B., and K.H.B. shall have declared and paid a dividend to K. Bishop, in an aggregate amount sufficient to discharge (i) all advances made by Zipper to K. Bishop, and (ii) any outstanding employee loan, so that such advances and employee housing loans shall not be recorded in the accounts of Zipper at the time of Closing.

         (m) Cree Crescent, Winnipeg Lease: On or before Closing, the Purchaser shall have executed a five-year lease with Alcrest Holdings Ltd. for the premises known municipally as 244 Cree Crescent, Winnipeg, Manitoba at a monthly rent of $13,500.00 (triple net).

         (n) Paquette Artwork/Paintings: On or before Closing, K. Bishop shall have acquired from Zipper all Paquette artwork and paintings for a total price of $20,000.00, inclusive of all taxes, payment for such artwork/paintings to be paid from the proceeds of the sale of Purchased Shares by direction at Closing.

         (o) Leased Vehicles: On or before the Closing Date, K. Bishop and Pamela Bishop shall have assumed the leases for the two vehicles currently leased by Zipper on their behalf.

In case any of the foregoing conditions shall not have been fulfilled on or before the Closing Date, the Purchaser may terminate this Agreement by notice in writing to the Vendors, in which event the Purchaser shall be released from all obligations under this Agreement without prejudice to any rights or remedies it may have against the Vendors for non-fulfilment of such conditions, other than the obligations of the Purchaser regarding confidentiality pursuant to Section 2.02 hereof, but the Purchaser may waive compliance with any such condition in whole or in part if

                                      13.


it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfilment of any other condition in whole or in part.

Section 5.02 Conditions for the Vendors' Benefit: Neither of the Vendors is obliged to consummate the transactions herein provided for unless, on the Closing Date, each of the following conditions has been satisfied, it being understood that these conditions are included for the exclusive benefit of each of the Vendors and may be waived in writing in whole or in part by the Vendors at any time:

         (a) Representations and Warranties: The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct on the Closing Date with the same force and effect as if made on and as of such date and the Vendors shall have received a certificate of the Purchaser dated as of the Closing Date, that such representations and warranties are true and correct as at the Closing Date with the same force and effect as if made on and as of such date.

         (b) Compliance: All of the terms, covenants and agreements set forth in this Agreement to be complied with or performed by the Purchaser at or before the Closing Date shall have been complied with or performed by the Purchaser in all respects on or before the Closing Date.

         (c) Approvals: All necessary legal and corporate proceedings and approvals, regulatory or otherwise, applicable to the Purchaser, shall have been taken or obtained to permit the parties to complete the transactions provided for herein.

         (d) Purchaser's Counsel's Closing Opinion: The Vendors shall have received the Purchaser's Counsel's Closing Opinion in form reasonably satisfactory to Vendors' Counsel.

         (e) Offering: The Purchaser shall have closed the Offering, and shall have certified in writing to the Vendors that there has been no material change in the terms of the final prospectus and Registration Statement filed in connection with the Offering from the preliminary prospectus and Registration Statement to be provided to the Vendors prior to the Closing Date.

         (f) Releases: The Vendors shall have received documentation in form reasonably satisfactory to Vendors' Counsel either:

                 (i) releasing the Vendors from all financial commitments and support for Zipper and K.H.B., including without limitation guarantees of the indebtedness of Zipper and K.H.B. given by the Vendors directly or indirectly (through other holding companies) to bankers, landlords and to any other third parties; and including without limitation financial support given by K. Bishop in the form of leases or co-leases to contract drivers for their vehicles; or

                                      14.


                (ii) fully indemnifying the Vendors by the Purchaser in respect to such financial commitments and support for Zipper and K.H.B..

In case any of the foregoing conditions shall not have been fulfilled on or before the Closing Date, the Vendors may terminate this Agreement by notice in writing to the Purchaser, in which event the Vendors shall be released from all obligations under this Agreement without prejudice to any rights or remedies either of them may have against the Purchaser for non-fulfilment of such conditions, other than the obligations of the Purchaser regarding confidentiality pursuant to Section 2.02 hereof, but the Vendors may waive compliance with any such condition in whole or in part, if it sees fit to do so, without prejudice to their rights of termination in the event of non-fulfilment of any other condition in whole or in part.


                                  ARTICLE SIX

                  REPRESENTATIONS, WARRANTIES AND INDEMNITIES

Section 6.01 Representations and Warranties of K. Bishop: K. Bishop represents and warrants to the Purchaser, as of the date hereof, upon each of which representations and warranties the Purchaser specifically relies, as follows:

         (a) Incorporation: Each of Zipper and K.H.B. is now, and on the Closing Date will be, a corporation:

                 (i) duly incorporated and organized and validly existing under the laws of its jurisdiction of incorporation; and

                (ii) in respect to Zipper, with all requisite corporate power and capacity to own, operate, lease and dispose of the Assets or any portion thereof, to carry on the Business, and in respect to both K.H.B. and Zipper with all requisite corporate power and capacity to execute and deliver this Agreement and all other instruments and documents relating hereto and perform all of its obligations hereunder and thereunder.

         (b)     Capitalization:

                 (i) The authorized and issued capital of K.H.B. and Zipper are set forth in Schedule C and all of the shares set forth therein are validly issued and outstanding as fully paid and non-assessable shares and are the only issued and outstanding shares of K.H.B. and Zipper;

                (ii) K. Bishop is the registered and beneficial owner of the K.H.B. Purchased Shares, with good and marketable title thereto, free and clear of any lien, privilege, pledge, option, mortgage, hypothec, charge, or other encumbrance or security interest of whatsoever nature or kind;

                                      15.


               (iii) At Closing K. Bishop shall have the power, authority and right to sell the K.H.B. Purchased Shares in accordance with the terms of this Agreement;

                (iv) Except as disclosed in Schedule D there are no shareholder agreements or other agreements relating to the ownership, sale, transfer or assignment of any issued or unissued shares or any other ownership interests in Zipper or K.H.B.;

                 (v) There are not now and on Closing there will not be any outstanding subscriptions, options, rights, warrants or other agreements or commitments obligating or potentially obligating the Vendors, Zipper or K.H.B., as the case may be, to sell or issue any additional shares of any class or any securities convertible into shares of any class or any right capable of becoming an agreement, option or right of first refusal for the purchase, subscription or issue of any unissued shares of K.H.B. or Zipper;

         (c) Other Businesses: K.H.B. does not carry on any business other than the business of a holding corporation, and Zipper does not carry on any business other than the Business.

         (d) Subsidiaries: There are no Subsidiaries of Zipper, or of K.H.B. except for Zipper.

         (e)     Dividends, Compensation

                 (i) Neither K.H.B. nor Zipper has declared or paid a dividend since December 31st, 1995. During the Interim Period, neither K.H.B. nor Zipper will declare, set aside or pay dividends upon any of their shares, or make any other distribution to their shareholders in respect of any of their shares or effect any direct or indirect reduction of capital, redemption, purchase or other acquisition by them of any of their issued shares, except as provided for in this Agreement.

                (ii) Since December 31st, 1995 Zipper has not increased, and during the Interim Period Zipper shall not have increased (except as may be approved in writing by the Purchaser), the rates of salaries, commissions or other remuneration paid or payable by Zipper, as the case may be, to any of its directors, officers, employees or agents or make any bonus payment to any of them except in the ordinary course of business and there are no such increases or bonuses authorized but not implemented as at the date hereof, except for

                          (A) management remuneration, normal changes to employee loan accounts and discretionary expenses referred to in the letter of

                                      16.


                                  intent between the parties hereto dated as of January 22nd, 1996; and

                          (B) bonuses from December 31, 1995 to May 31, 1996 in the amount of $25,000.00.

         (f) Non-Arms Length Agreements: Except as set forth in Schedule E, neither K.H.B. nor Zipper has entered into any contracts, commitments, arrangements or understandings, directly or indirectly, with any Person not dealing at arm's length with K.H.B. or Zipper, including without limitation the Vendors. Except for amounts pertaining to salary, wages and benefits paid in the ordinary course of business, there are no amounts owing by K.H.B. or Zipper to either of the Vendors or any Affiliates or Associates of the Vendors or by any of the foregoing to K.H.B. or Zipper, except as disclosed on Schedule E hereto.

         (g) Customers and Suppliers: The Vendors have no knowledge of any termination, cancellation or modification in the business relationship of Zipper with any of its material customers and suppliers; and furthermore, the Vendors know of no reason why any such material customers or suppliers will terminate their relationship with Zipper because of the sale of the Purchased Shares to the Purchaser.

         (h)     K.H.B. & Associates Ltd. Consolidated Financial Statements:
                 The K.H.B. & Associates Ltd. Consolidated Financial Statements shall present fairly the consolidated financial position, assets and liabilities of Zipper and K.H.B. as at the date of such statements and the results of the operations for the period then ended in accordance with generally accepted accounting principles consistently applied. The 1995 K.H.B. & Associates Ltd. Consolidated Financial Statements shall record or refer to all the material liabilities of Zipper and shall have been prepared in accordance with generally accepted accounting principles on a basis consistent with the previous fiscal period.

         (i) Records Complete: All material financial transactions of K.H.B. and Zipper have now and at Closing will have been properly recorded in the books and records of K.H.B. and Zipper. By Closing the corporate records of K.H.B. and Zipper will contain a true and complete record of all meetings and actions of its shareholders and directors and of all share issuances and transfers which have occurred prior to the Closing Date.

         (j) Enforceable Agreement: This Agreement and all documents delivered at Closing have been, or will have been at Closing, duly authorized, executed and delivered to the Purchaser by the Vendors, K.H.B. and Zipper and are, or will be at Closing, valid and binding obligations of the Vendors, K.H.B. and Zipper enforceable in accordance with their respective terms.

                                      17.


         (k)     Contracts:

                 (i) Material Contracts: Schedule F contains a complete and accurate list of all material Contracts to which Zipper is a party except those listed in other schedules hereto;

                (ii) No Breach: Zipper is not in default under or in breach of any material Contract except for defaults or breaches which individually or in the aggregate are not material and, to the best of each Vendor's knowledge and belief, there exists no state of facts which, after notice or lapse of time or both, would constitute such a default or breach by Zipper or any other party thereto and each of such Contracts is now in good standing and in full force and effect and Zipper is entitled to all rights and benefits thereunder; and

               (iii) Contracts Affected by Change of Ownership: Except as disclosed in Schedule G, Zipper is not now nor at Closing will be bound by any outstanding Contract that would be affected in any material way by a change of ownership of Zipper or that requires prior approval of any such change of ownership of Zipper.

         (l)     Title to Property:

                 (i) Except as set forth in Schedule H, Zipper is the owner with good and marketable title to the Assets free and clear of all liens, privileges, pledges, options, mortgages, hypothecs, charges or other encumbrances or security interests of whatsoever nature or kind;

                (ii) Except as set forth in Schedule I hereto, Zipper is not a party to any leases of real property; Zipper is not in default under any such leases and except as set forth in Schedule H the rights of Zipper thereunder are free and clear of all liens, privileges, pledges, mortgages, hypothecs, charges or other encumbrances or security interests of whatsoever nature or kind;

               (iii) Except as set forth in Schedules H and I and in the K.H.B. & Associates Ltd. Consolidated Financial Statements, none of the Assets is subject to any bailment, lease, conditional sales contract, chattel mortgage, security interest or other encumbrance; Zipper is not in default under any such agreements and the rights of Zipper thereunder are free and clear of all liens, pledges, mortgages, charges or other encumbrances or security interests of whatsoever nature or kind except as set forth in such Schedules; and

                                      18.


                (iv) Except as set forth in Schedules H and I and the K.H.B. & Associates Ltd. Consolidated Financial Statements and except for independent drivers' lease contracts, Zipper does not lease any of its material Assets as lessor or sub-lessor.

         (m) Condition of Assets: To the knowledge of K. Bishop, all of the material tangible Assets used in or in connection with the Business are in good condition, repair and proper working order and are suitable for the conduct of the Business as currently conducted.

         (n) Tax Matters: To the knowledge of K. Bishop, all Tax returns, declarations, remittances, information returns and reports of every nature required to be filed by or on behalf of K.H.B. and Zipper, including but not limited to remittances of payroll source deductions, have been filed or remitted and such returns are complete and accurate. No extensions of time in which to file any such returns are in effect; all Taxes shown on such returns and all assessments or reassessments of Tax, penalties and interest payable by K.H.B. and Zipper have been paid; and no further Taxes, interest or penalties are due with respect to any taxation years. The income tax returns of K.H.B. and Zipper for all taxation years up to and including the year ended May 31, 1995 have been assessed by the federal tax authorities, and there are no outstanding issues which have been raised by such authorities for such years, except as disclosed on Schedule J. No assessments or reassessments of Tax payable by K.H.B. and Zipper are under discussion, objection or appeal with any governmental authority except as disclosed on Schedule J. To the extent that Tax liabilities have accrued but have not become payable, they are adequately reflected as liabilities on the books of K.H.B. and Zipper, as the case may be. The reserves for Taxes on the K.H.B. & Associates Ltd. Consolidated Financial Statements and the reserves for Taxes by K.H.B. and Zipper as of the Closing Date will be sufficient for the payment of any unpaid Taxes, interest and penalties which may become payable as a result of any audit, assessment or reassessment by any governmental authority in respect of any period ending on or before the date of such balance sheets. There are no outstanding agreements or waivers extending the statute of limitations with respect to the assessment or reassessment of any income tax or other Tax payable by K.H.B. and Zipper.

         (o) No Breach Caused by this Agreement: Neither the execution nor delivery of this Agreement nor the fulfilment or compliance with any of the terms hereof will, with or without the giving of notice and/or the passage of time, conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, the articles or by-laws, as amended, of K.H.B. or Zipper, or if the consents contemplated in Schedule G are obtained, any Contract or any judgment, decree or order to which the Vendors, K.H.B. or Zipper or the Business are subject, or will require any consent or other action by any administrative or governmental body. Except for the approvals contemplated in section 5.01(a), the execution, delivery and performance of this Agreement and compliance with the

                                      19.


                 provisions hereof by the Vendors will not violate any provision of law or any regulation by which the Vendors, K.H.B., Zipper or the Business is bound.

         (p) Litigation: Except as disclosed in Schedule J, there are not now nor at Closing will there be, any material actions, governmental investigations, claims or demands or other proceedings, including without limitation, grievances or arbitration proceedings pursuant to any collective agreement, pending or to the best of the knowledge and belief of the Vendors threatened before any court or administrative agency against K.H.B. or Zipper or any of their officers or directors in their capacities as such. There exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such action, governmental investigation, claim or demand or other proceedings. No judgment, order or decree is currently outstanding and enforceable against K.H.B. or Zipper. All threatened or pending claims, suits or actions against K.H.B. and Zipper or any of their officers or directors in their capacities as such which could affect Zipper or the Business have been described in Schedule J.

         (q)     Absence of Certain Changes or Events: During the Interim
                 Period:

                 (i) Business in Normal Course: the Business has, and will have been, carried on in the normal course consistent with previous fiscal periods;

                (ii) Capital Expenditures: no capital expenditures, including investments, in excess of $125,000.00 in the aggregate have been made by Zipper in 1996 on a pro rata basis and no individual major capital expenditures in the aggregate exceeding $25,000.00 will be authorized or incurred by Zipper during the Interim Period without the prior authorization of the Purchaser;

               (iii) Articles: during the Interim Period no amendments will have been made to the articles or by-laws of Zipper; and

                (iv) Material Adverse Changes: except as disclosed or provided for in this Agreement and the Schedules hereto or in the K.H.B. & Associates Ltd. Consolidated Financial Statements, or otherwise disclosed in writing by the Vendors to the Purchaser prior to the Closing Date, there has not been, and there will not have been, any material adverse change in the condition (financial or otherwise), assets, liabilities, capitalization or material contracts of Zipper or the Business.

         (r) No Brokers: None of the Vendors nor K.H.B. or Zipper has entered into any agreement that would entitle any Person to any valid claim against the Purchaser, K.H.B. or Zipper for a broker's commission, finder's fee or any like payment in respect of the purchase and sale of the Shares or any other matters contemplated by this Agreement.

                                      20.


         (s)     Employee Matters: Except as set forth in Schedule K:

                 (i) Collective Agreements: Zipper is not now nor at Closing will be a party to any collective agreement with, or commitment to, any trade union or employee association; has made any commitments to or extended voluntary recognition to or conducted negotiations with any trade union or employee association with respect to any future agreements. The Vendors are not aware of any current attempts to organize any employees or displace any incumbent trade union or establish any trade union or employee association in connection with Zipper other than as disclosed on Schedule K;

                (ii) Benefit Plans: except as set forth in Schedule K, Zipper is not now nor at Closing will be a party to nor operate any bonus, pension, profit sharing, deferred compensation, retirement, hospitalization insurance, life insurance, drug or dental insurance, eye care, weekly indemnity, long term disability, medical insurance, or similar plan or practice, formal or informal, with respect to any Employees or any other Person;

               (iii) Employment Contracts: Zipper is not now bound nor at Closing will be bound by any agreement whether written or oral with any Employee providing for a specified period of notice of termination or providing for any fixed term of employment, and has not now nor at Closing will have Employees who cannot be dismissed with such period of notice as may be required by applicable law. Schedule K contains a complete and accurate list of each Employee of Zipper as at the date hereof and their annual remuneration; and

                (iv) Inactive Employees: Schedule K contains a complete and accurate list of each Employee of Zipper who is no longer on the payroll by reason of pregnancy or sick leave, temporary lay-off or short-term or long-term disability.

         (t) Employee Plans: All employee benefit and welfare plans to which Zipper contributes, or in which any of its Employees participate or are eligible to participate have been established, qualified and administered, in all respects, in accordance with all applicable laws, regulations, orders or other legislative, administrative or judicial promulgations and in accordance with all agreements or understandings, written or oral, between Zipper and its Employees. None of such plans, nor any related trusts thereunder, is subject to any pending investigation, examination or other proceeding initiated by any governmental agency or instrumentality and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other proceeding. All contributions required by the terms of such plans or by applicable laws have been made, and Zipper has not and as of the Closing Date will not have, any liability (other than liabilities accruing after the

                                      21.


                 Closing Date) with respect to any such plans, except for current contributions not yet due and payable based on compensation paid by Zipper, as the case may be.

         (u)     Intellectual Property:

                 (i) All of the trade marks (including registered trade marks and trade marks for which applications are pending), trade names, designs (including registered industrial designs and applications to register industrial designs), patents, patent applications, and licenses of any Intellectual Property, owned by Zipper or used or proposed to be used under license or otherwise in the Business are set out in Schedule L or in agreements listed in Schedule M;

                (ii) All of the Intellectual Property used or proposed to be used in the Business is owned by Zipper, excepting only that Intellectual Property which is stated to be used under license in Schedule L or in agreements listed in Schedule M;

               (iii) Except as disclosed in Schedule L or in agreements listed in Schedule M, the Intellectual Property used or proposed to be used in the Business is exclusive to Zipper and none of that Intellectual Property is licensed by Zipper to any other Person. Except as disclosed in Schedule M, none of the Intellectual Property used or proposed to be used in the Business is owned by the Vendors or any of their Affiliates or Associates (other than Zipper);

                (iv) All of the Intellectual Property rights used or proposed to be used in the Business, including but without limitation the rights set out in Schedule L, are valid and subsisting;

                 (v) To the knowledge of the Vendors, none of the applications set out in Schedule L have been opposed, refused or become abandoned, and there has been no unauthorized or improper use of any of the trade marks or trade names set out in Schedule L likely to affect their distinctiveness;

                (vi) Except as disclosed in Schedule G, none of the licenses set out in Schedule L will be affected in any material way by a change of ownership of Zipper or requires prior approval of any change of ownership of Zipper to remain in force or effect;

               (vii) Zipper has not infringed or breached, nor is infringing or breaching any Intellectual Property rights of any other Person; and except as disclosed in Schedule J, none of the Vendors nor Zipper has received any notice of a claim of any infringement or breach of any Intellectual Property rights of any other Person;

                                      22.


              (viii) To the best of the Vendor's knowledge and belief, no Person has infringed or breached or is infringing or breaching any of the Intellectual Property used or proposed to be used in connection with the Business; and

                (ix) All of the information set out in Schedule L is accurate and complete.

         (v) Copies of Agreements, etc.: True, correct and complete copies of all mortgages, leases, agreements, instruments and other documents listed in the Schedules hereto, which have been requested in writing by the Purchaser or Purchaser's Counsel have been delivered or made available to the Purchaser, its agents and representatives.

         (w) Material Liabilities: There are no material liabilities of Zipper of any kind whatsoever, whether or not accrued or contingent and whether or not determined or determinable, in respect of which Zipper is liable other than:

                 (i) liabilities to be disclosed on, reflected in or provided for in the K.H.B. & Associates Ltd. Consolidated Financial Statements; and

                (ii) liabilities disclosed or referred to in this Agreement or in the Schedules attached hereto or arising in the ordinary course of business.

         (x) Compliance with Applicable Laws: Zipper is conducting, and at Closing will be conducting, the Business in compliance in all material respects with an applicable federal, provincial, municipal and local laws, rules and regulations of each jurisdiction in which it carries on the Business and Zipper is not in breach of any such laws, rules or regulations, except for breaches which in the aggregate are not material or which have been disclosed in writing to the Purchaser. Zipper is duly licensed or registered and has obtained all permits in each jurisdiction in which it owns or leases property or carries on the Business, to enable the Business to be carried on as now conducted and the Assets to be owned, leased and operated, and all such licences, permits and registrations are valid and subsisting and in good standing. A complete and accurate list of all licences, permits and registrations held by Zipper is set forth in Schedule M hereto.

         (y) Environment: The Leased Property and its existing uses and to the best of the Vendor's knowledge its prior uses comply and have at all times complied with, and Zipper is not in violation of, and has not violated, in connection with the ownership, use, maintenance or operation of the Leased Property and the conduct of the Business thereon, any applicable federal, provincial, municipal or local laws, regulations, orders or approvals of governmental authorities relating to environmental matters.

         (z) Notice of Violation: No notices of any violation of any of the matters referred to in the foregoing paragraph (y) relating to the Leased Property or its use have been received by Zipper; and, to the knowledge of the Vendors, there are no

                                      23.


                 writs, injunctions, orders or judgments outstanding, no lawsuits, claims, proceedings or investigations pending or threatened, relating to the ownership, use, maintenance or operation of the Leased Property, nor is there any basis for such lawsuits, claims, proceedings or investigations being instituted or filed.

         (aa) Absence of Guarantees: Except as set forth in Schedule N hereto or as disclosed in the K.H.B. & Associates Ltd. Consolidated Financial Statements, neither K.H.B. nor Zipper has given or agreed to give, or is a party to or bound by, any guarantee of the indebtedness or other obligations of any other Person.

         (bb) Bank Accounts, etc.: Set forth in Schedule O is the name of each financial institution in which K.H.B. or Zipper maintains a bank account, trust account or safety deposit box, together with the numbers and description of all such accounts and the names of all Persons authorized to draw thereon or who have access thereto.

         (cc) Insurance: Zipper maintains such policies of insurance, issued by responsible insurers, as are appropriate to the Business and the Assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets. Notwithstanding the foregoing, the Assets are insured for their full replacement value. All of the foregoing policies of insurance are now, and up to and including the Closing Date will be, in full force and effect and Zipper is not in default, whether as to the payment of premiums or otherwise, under the terms of any such policy.

         (dd) Necessary Property: The tangible property owned, licensed and/or leased by Zipper and the intangible personal property, including, without limitation, the Intellectual Property owned by or licensed to Zipper constitutes, at the date hereof, and will, at the Closing Date, constitute all of such property necessary for the conduct of the Business in the manner and to the extent presently conducted.

         (ee) Non-Resident: The Vendors are not non-residents of Canada within the meaning of Section 116 of the Income Tax Act (Canada).

         (ff) Accounts Receivable and Accounts Payable: To the knowledge of the Vendors, based on past practice and experience:

                 (i) all accounts receivable of Zipper are good and collectible within ninety (90) days from the invoice date of such accounts at the aggregate recorded amounts thereof, net of usual provisions for bad debt; and

                (ii) all accounts payable of Zipper are current and have not been outstanding for a period longer than sixty
                          (60) days prior to the date hereof.

                                      24.


         (gg) Not Misleading: The foregoing representations and warranties and statements of fact (including the Schedules related thereto) do not contain any untrue statement of material fact or omit to state any material fact necessary to make any such representation, warranty or statement not misleading.

         (hh) The Vendors acknowledge on the Closing Date (i) timely receipt of the preliminary prospectus and Registration Statement filed with the Securities and Exchange Commission in connection with the Offering of the Dynamex Shares and (ii) the opportunity to have asked questions of and received answers from representatives of the management of Purchaser concerning the terms and conditions of the transactions contemplated by this Agreement and to obtain all additional information that Purchaser possesses or could acquire without unreasonable expense that is necessary to verify the accuracy of information furnished to each such Vendor.

Section 6.02 Representations and Warranties of B. Bishop: B. Bishop represents and warrants to the Purchaser as of the date hereof, upon each of which representations and warranties the Purchaser specifically relies, as follows:

         (a) B. Bishop is the registered and beneficial owner of the 119,000 Class C Preference Shares in the capital of Zipper, forming part of the Purchased Shares, with good and marketable title thereto, free and clear of any lien, privilege, option, mortgage, hypothec, charge or encumbrance or security interest of whatsoever nature or kind; and

         (b) At Closing he shall have the power, authority and right to sell his Purchased Shares in accordance with the terms of this Agreement.

Section 6.03 Representations and Warranties of the Purchaser: The Purchaser represents and warrants to the Vendor, as of the date hereof, upon each of which representations and warranties the Vendors specifically relies, as follows:

         (a) Good Standing: The Purchaser is now, and on the Closing Date will be, a corporation:

                 (i) duly incorporated and organized and validly subsisting under the laws of the State of Delaware; and

                (ii) having the corporate power and authority to purchase the Purchased Shares, to issue the Dynamex Shares and to perform all its obligations hereunder.

         (b) Enforceable Agreement: This Agreement and all documents delivered at Closing have been, or will have been at Closing, duly authorized, executed and delivered to the Vendors by the Purchaser and are, or will be, at Closing, valid and binding

                                      25.


                 obligations of the Purchaser, enforceable in accordance with their respective terms.

         (c) No Breach Caused by this Agreement: Neither the execution nor delivery of this Agreement nor the fulfilment or compliance with any of the terms hereof will, with or without the giving of notice and/or the passage of time, conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, the articles or by-laws, as amended, of the Purchaser or any contract to which the Purchaser is a party or by which it is bound or any judgment, decree or order to which the Purchaser is subject, or, except for the approvals contemplated in Section 5.01(a), will require any consent or other action by any administrative or governmental body. The execution, delivery and performance of this Agreement and compliance with the provisions hereof by the Purchaser will not violate any provision of law or any regulation by which the Purchaser is bound.

         (d) Dynamex Shares: On the Closing Date the Dynamex Shares shall be validly issued and outstanding shares in the capital of the Purchaser, as fully paid and non-assessable shares, and all required regulatory approvals (including those required from applicable exchanges) pertaining to the issue of the Dynamex Shares shall have been obtained. The Dynamex Shares shall be transferred to K. Bishop free and clear of any lien, privilege, pledge, option, mortgage, hypothec, charge or other encumbrance or security interest of whatsoever nature or kind, other than restrictions on the transfer of such shares imposed by the Underwriters or regulatory authorities.

Section 6.04     Indemnification:

         (a) K. Bishop covenants and agrees to indemnify and save harmless the Purchaser, K.H.B. and Zipper, from and against all claims, demands, actions, causes of action, liabilities, obligations, (including, without limitation, any removal or remedial action required by law, regulation, order or governmental action or requested by any governmental authority) damages, losses, costs and expenses (including, without limitation, reasonable legal fees) (hereinafter sometimes collectively referred to as the "Claims") which may be made or brought against the Purchaser, K.H.B. or Zipper or any one or more of them or which any one or more of them may suffer or incur as a result of, in respect of or arising out of any matter or thing relating to: (i) the conduct of the Business prior to the Closing Date, other than the liabilities set forth on the balance sheet included in the K.H.B. & Associates Ltd. Consolidated Financial Statements or arising after December 31, 1995 in the ordinary course of business; (ii) any non-fulfilment of any covenant or agreement on his part under this Agreement; (iii) any breach of any representation or warranty contained in Section 6.01 hereof or in any Schedule attached hereto or in any certificate or other document furnished by the Vendors pursuant to this Agreement; or (iv) Claims in respect of litigation or threatened litigation whether or not referred to in Schedule J, arising from actions

                                      26.


                 of the Vendors, K.H.B. or Zipper (including a failure to act) taken or not taken out of the ordinary course of business prior to the Closing Date.

         (b) B. Bishop covenants and agrees to indemnify and save harmless the Purchaser, K.H.B. and Zipper, from and against all claims, demands, actions, causes of action, liabilities, obligations, (including, without limitation, any removal or remedial action required by law, regulation, order or governmental action or requested by any governmental authority) damages, losses, costs and expenses (including, without limitation, reasonable legal fees) (hereinafter sometimes collectively referred to as the "Claims") which may be made or brought against the Purchaser, K.H.B. or Zipper or any one or more of them or which any one or more of them may suffer or incur as a result of, in respect of or arising out of any matter or thing relating to: (i) any non-fulfillment of any covenant or agreement on his part under this Agreement; and (ii) any breach of any representation or warranty contained in Section
                 6.02 hereof.

         (c) K. Bishop covenants and agrees to indemnify and save harmless K.H.B. and Zipper from and against Taxes (including interest and penalties in respect thereof) payable by K.H.B. and Zipper in respect of any period ending on or before the Closing Date as a result of any assessment or re-assessment of Taxes by any taxing authority after the Closing Date.

         (d) The Purchaser hereby covenants and agrees to indemnify and save harmless the Vendors from and against all Claims which may be made or brought against the Vendors or which either of them may suffer or incur as a result of, in respect of or arising out of any non-fulfilment of any covenant or agreement on the part of the Purchaser under this Agreement or any breach of any representation or warranty of the Purchaser contained herein or in any certificate or other document furnished by the Purchaser pursuant to this Agreement.

         (e) No claim shall be made by any party for indemnification under this Section 6.04 unless and until the aggregate amount claimed exceeds $50,000.00, in which case the amount that either party making such claim shall be entitled to receive under this Section 6.04 shall be the full amount of all Claims. Furthermore, the amount actually paid by either party to any other party hereunder for indemnification under this
                 Section 6.04 shall be limited to the actual after-tax loss incurred by such other party in respect to such Claim, and neither party shall be liable to the other party hereunder in respect to any Claims which are covered by insurance policies of either party which are not impaired, cancelled or non-operable as a result of such Claims.

         (f) If the claim or breach, failure or non-fulfilment which is alleged to be the basis for a Claim arises from or is related to a claim involving a person or entity not a party to this Agreement, then the party (the "Indemnitor") who would be required to indemnify the other party (the "Indemnitee") pursuant to this Section 6.04 shall have the right, but not the obligation, acting in good faith and

                                      27.


                 without delay, to participate in any discussions with such third parties or other proceedings regarding such claim and to litigate or otherwise contest or compromise any such claim (at the expense of the Indemnitor), as the Indemnitor, in its or his sole discretion deems appropriate. The Indemnitee shall be obligated to cooperate with the Indemnitor in the investigation or defense of any such proceeding and shall have the right to participate, at its or his own expense, in the defense of any action or proceedings brought in connection with any such claim.

Section 6.05 Non-Merger: Each party hereby agrees that all provisions of this Agreement including, without limitation, the warranties, representations and indemnities contained in Article Six shall survive the execution and delivery of this Agreement and any and all documents delivered in connection herewith and the consummation of the transaction contemplated hereby for the following periods:

         (a) in respect to Claims other than Claims pertaining to Taxes, for a period of three (3) years following the Closing Date; and

         (b) in respect to Claims pertaining to Taxes, for a period commencing on the Closing Date and ending in each specific circumstance on the expiry of the time limit for the assessment or re-assessment of Taxes paid or payable by K.H.B. or Zipper up until the Closing Date.


                                 ARTICLE SEVEN

                                DYNAMEX OFFERING

Section 7.01     Resale Registration:

         (a) In connection with the Offering, Purchaser shall cause a Registration Statement (the "Registration Statement") to be filed with the United States Securities and Exchange Commission, and the Registration Statement shall include the public re-offering or resale of the Dynamex Shares by K. Bishop. It is the intention of the parties hereto that the registration rights described in this Section 7.01 shall be a one-time right.

         (b) Purchaser shall use its best efforts to cause the Registration Statement relating to the resale of the Dynamex Shares (i) to become effective as soon as practicable after the filing thereof and (ii) to remain effective so that such shares may be offered and sold on a continuous or delayed basis in accordance with Rule 415 under the Securities Act of 1933, as same may be amended (the "Securities Act"), until the earlier of (x) two years after the Closing Date (or such later date, should the general holding period requirement of Rule 144 under the Securities Act or any successor rule be extended),
                 (y) such date as, in the opinion of counsel for Purchaser, the sale of the Dynamex Shares is exempt from the registration

                                      28.


                 provisions of the Securities Act and the securities laws of the states in which the Dynamex Shares are to be sold or transferred, or (z) such time as all of the Dynamex Shares have been sold in the manner described in the Registration Statement.

         (c) Purchaser may, by written notice to the holders of the Dynamex Shares, suspend or withdraw the Registration Statement and require that the holders of the Dynamex Shares cease sales of the Dynamex Shares thereunder, if (i) the Registration Statement is required to be amended or supplemented or (ii) material corporate developments make the use of such Registration Statement inappropriate. Purchaser agrees to use reasonable effort to file any required amendments or supplements to the Registration Statement or take such other actions so that the holders of Dynamex Shares may resume sales of the Dynamex Shares without undue delay. In the event the sale of Dynamex Shares must be suspended as set forth hereinabove, the number of days such sales are suspended shall be added to the period specified in Section 7.01(b)(ii)(x) hereof.

         (d) Purchaser agrees to furnish to K. Bishop, as soon as available, copies of all amendments and supplements to the Registration Statement and the final prospectus prepared in connection with this Section 7.01, all in such quantities as
                 K. Bishop may request.

         (e) Purchaser shall bear all expenses of each Registration Statement filed pursuant to this Agreement, which shall include, without limitation, all registration and filing fees and the reasonable fees and disbursements of counsel and accountants for Purchaser, but which shall not include any selling commissions or underwriting discounts or stock transfer taxes relating to the Dynamex Shares or the fees and expense of counsel to K. Bishop.

         (f) Purchaser will file a listing application with the Nasdaq National Market to approve for listing, subject to official notice of issuance, the shares of the Common Stock of Dynamex Inc. to be registered under the Registration Statement, including the Dynamex Shares. Purchaser shall use its reasonable efforts to cause such shares to be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

Section 7.02     Lock Up Agreement:

         (a) In order to induce the Underwriters to enter into and consummate the transactions contemplated by the Offering, K. Bishop agrees that for a period of 180 days after the Closing of the Offering, he will not sell, offer or agree to sell, grant any option for the sale of or otherwise dispose of directly or indirectly, any of the Dynamex Shares or any security substantially similar to the Dynamex Shares or any securities convertible into, exercisable for or exchangeable for common stock or securities substantially similar to the Dynamex Shares without the prior written consent of the representatives of the Underwriters.

                                      29.



         (b) Section 7.02(a) above and the rights, obligations, duties and benefits thereunder are intended for the parties hereto and the Underwriters, and no other person or entity shall have any rights, obligations, duties and benefits pursuant thereto. At Closing K. Bishop shall sign a written acknowledgement acknowledging that the Underwriters may enforce directly the obligations and duties of K. Bishop pursuant to this Section 7.02.

Section 7.03     Indemnification with respect to Securities Laws:

         (a) Purchaser shall defend, indemnify and hold harmless (to the extent permitted by law) K. Bishop against all losses, claims, damages or liabilities which arise out of or are based upon any untrue or alleged untrue statement of material fact contained in any registration statement (including any post-effective amendment thereto), prospectus or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished to Purchaser by the Vendors for use therein or by the failure of K. Bishop to deliver a copy of the Registration Statement or prospectus or any amendments or supplements thereto after Purchaser has furnished K. Bishop with a sufficient number of copies of the same.

         (b) K. Bishop shall defend, indemnify and hold harmless (to the extent permitted by law) Purchaser, its directors and officers and each person who controls Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) against any losses, claims, damages, liabilities and expenses which arise out of or are based upon any untrue or alleged omission of a material fact required to be stated in the Registration Statement or prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information furnished by the Vendors for inclusion in the Registration Statement.

Section 7.04 Management Co-operation: The Vendors, K.H.B. and Zipper shall co-operate with the Purchaser, and cause all of the management of Zipper to co-operate with the Purchaser and its agents, representatives, counsel and underwriters, in preparing documentation required by the Offering, in the sale of securities pursuant to the Offering and in the closing of the Offering.

Section 7.05 Material Change: The Vendors agree to notify the Purchaser immediately in writing of any material adverse change in the Business or Assets during the Interim Period. K. Bishop hereby agrees to indemnify and save harmless the Purchaser, its agents and representatives from all loss, costs and damages which the Purchaser, its agents and representatives may suffer or incur in the course of preparing or closing the Offering as a result of or caused by the failure of the Vendors to advise the Purchaser of any material adverse change in the Business or Assets as provided for herein; provided, however, that the Purchaser shall not make a claim for indemnification under this
Section 7.05 unless and until the aggregate

                                      30.


amount claimed exceeds $50,000.00; and further provided that the maximum liability of K. Bishop under this Section 7.05 shall be limited to the Purchase Price.


                                 ARTICLE EIGHT

                      ADDITIONAL COVENANTS OF THE PARTIES

Section 8.01 Continuity of Senior Personnel: The Vendors covenant to use their best efforts before the Closing Date to ensure that management personnel involved in the management and operation of the Business will continue in the employ of Zipper, after the Closing.

Section 8.02 Continuity of Customers and Suppliers: The Vendors covenant to use their best efforts before the Closing Date to ensure that existing customers of, and suppliers to, the Business will continue to deal with Zipper, after the Closing on substantially the same terms and conditions that were in effect prior to the Closing.

Section 8.03 Interim Period: During the Interim Period, the Vendors shall cause Zipper to carry on the Business in the ordinary course consistent with past practice. Without the prior written consent of the Purchaser, during the interim Period Zipper shall not hire or fire any senior Employees; change the terms of employment of any Employees other than in the normal course of the Business; terminate any material Contract; or enter into any Contract other than in the ordinary course of the Business; or fail to comply with Section 6.01(e) hereof.

Section 8.04 1995-1996 Tax Returns: The Purchaser agrees to consult with the Vendors and their advisors in respect to the preparation of the 1995-1996 federal and provincial tax Returns for K.H.B. and Zipper after the Closing Date, provided that the ultimate responsibility as to the form and time of filing of the said Returns shall remain with the Purchaser.


                                  ARTICLE NINE

                                    GENERAL

Section 9.01     Interpretation:

         (a) Sections and Headings: The division of this Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings and any index are for convenience of reference only and shall not affect the construction or interpretation hereof.

         (b) Extended Meanings: Words importing the singular number include the plural and vice-versa; words importing gender include all genders.

         (c) Funds: All dollar amounts referred to in this Agreement are in lawful currency of Canada.

                                      31.



         (d) GAAP: All references to generally accepted accounting principles shall be to generally accepted accounting principles in Canada as more particularly described in the handbook of the Canadian Institute of Chartered Accountants.

Section 9.02 Further Assurances: Each of the parties hereto shall from time to time at the other's request and expense and without further consideration, execute and deliver such other instruments of transfer, conveyance and assignment and take such further action as the other may require to more effectively complete any matter provided for herein.

Section 9.03 Entire Agreement: This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof except as specifically set forth or referred to herein. This Agreement supersedes any prior or contemporaneous agreements, negotiations and discussions of the parties in respect of the subject matter hereof, including without limitation a letter of intent dated January 22, 1996. No amendment or waiver of this Agreement shall be binding unless executed in writing by the parties and no such amendment or waiver shall extend to anything other than the specific subject matter thereof. The failure at any time of any party to insist on strict performance of any provision of this Agreement shall not limit the ability of that party to insist at any future time whatsoever on the performance of the same or any other provision (except insofar as that party may have given a valid and effective written waiver or release).

Section 9.04 Invalidity of Provisions: The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof and any such invalid or unenforceable provision shall be deemed to be severable.

Section 9.05 Applicable Law: This Agreement shall be governed and construed in accordance with the laws of the Province of Manitoba and the laws of Canada applicable therein.

Section 9.06 Notices: Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent on any Business Day by telecopier, addressed, in the case of notice to the Vendors, as follows:

         (a)     (i)      Kenneth H. Bishop
                          o


                          Telecopier:      o

                 (ii)     Bruce W. Bishop
                          o


                          Telecopier:      o

                                      32.


                          WITH A COPY TO:

                          Chapman Goddard Kagan
                          1864 Portage Avenue
                          Winnipeg, Manitoba
                          R3J 0H2

                          Telecopier: (204) 832-3461

and in the case of notice to the Purchaser, addressed as follows:

         (b)              Dynamex Inc.
                          2630 Skymark Avenue
                          Suite 610
                          Mississauga, Ontario
                          LAW 5A4

                          Attention:       President
                          Telecopier:      (905) 238-6989

and in the case of notice to K.H.B. and Zipper, addressed as follows:

         (c)              Zipper Transportation Services Ltd.
                          244 Cree Crescent
                          Winnipeg, Manitoba
                          R3J 3WL

                          Telecopier: (o)o

and in all cases so sent by means of electronic communication, so confirmed. Any notice so given is deemed conclusively to have been given and received on the date when so personally delivered or sent by telex, telecopier or other electronic communication, and on the third Business Day following the sending thereof by mail or prepaid courier service. Any party hereto or others mentioned above may change any particulars of its address for notice by notice to the others in the manner aforesaid. No notice may be delivered by mail during an actual or apprehended mail disruption.

Section 9.07 Successors and Assigns: This Agreement enures to the benefit of and is binding upon the parties hereto and their respective successors and permitted assigns. Subject to Section 9.08, no party may assign any of its rights under this Agreement without the prior written consent of the other parties.

Section 9.08 Assignment by Dynamex: At any time prior to the Closing Date, the Purchaser may assign all of its rights, benefits and obligations under this Agreement by notice in writing to the Vendors, to a subsidiary incorporated under the laws of Canada or a province thereof, provided that the Purchaser shall remain jointly and severally liable with such subsidiary after

                                      33.


such assignment for the performance of the obligations of the Purchaser under this Agreement, subject to the Purchaser remaining solely liable for the issuance of the Dynamex Shares to the Vendors. In the event of any such assignment, the representations and warranties set forth in Section 6.02 shall be deemed to have been made by both the Purchaser and the assignee subsidiary.

Section 9.09 Remedies Cumulative: The rights and remedies of the parties under this Agreement are accumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by any party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such party may be lawfully entitled for the same default or breach.

Section 9.10 Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and which taken together shall be deemed to constitute one and the same instrument.

                 IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.

                                DYNAMEX INC.

                                Per:     /s/ Robert P. Capps
                                         ---------------------------------------
                                         Name:Robert P. Capps
                                         Title:Vice President
                                                                             c/s
                                K.H.B. & ASSOCIATES LTD.

                                Per:     /s/ K. Bishop
                                         ---------------------------------------
                                         Name:K. Bishop
                                         Title:President
                                                                             c/s
                                Per:
                                         ---------------------------------------
                                         Name:
                                         Title:

                                ZIPPER TRANSPORTATION SERVICES LTD.

                                Per:     /s/ K. Bishop
                                         ---------------------------------------
                                         Name:K. Bishop
                                         Title:President
                                                                             c/s
                                Per:
                                         ---------------------------------------
                                         Name:
                                         Title:

                                      34.


SIGNED, SEALED AND DELIVERED          )
         in the presence of:          )
                                      )
                                      ) /s / K. Bishop                  l/s
- -----------------------------------   ) -------------------------------
Witness                               ) Kenneth H. Bishop
                                      )
                                      )
                                      )
                                      )
                                      ) /s/ B. Bishop                   l/s
- -----------------------------------   ) -------------------------------
Witness                               ) Bruce W. Bishop